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                                                               EXHIBIT (a)(5)(I)

(HCA INC. LOGO)

                              FOR IMMEDIATE RELEASE

INVESTOR                                                      MEDIA
CONTACT:                                                      CONTACT:
Mark Kimbrough                                                Jeff Prescott
(615) 344-2688                                                (615) 344-5708


                       HCA ANNOUNCES ONE-DAY EXTENSION OF
          TENDER OFFER FOR SHARES OF COMMON STOCK TO NOVEMBER 11, 2004

         NASHVILLE, Tenn., November 11, 2004 -- HCA (NYSE: HCA) announced today that it is extending for one day the expiration date of its previously announced tender offer to purchase up to 61,000,000 shares of its common stock to 5:00 p.m., New York City time, on November 11, 2004. The tender period is being extended for one day at the request of the New York Stock Exchange to accommodate the double day settlement created by the Veterans' Day holiday.

         As a result of the extension, the holders of common stock will have until 5:00 p.m., New York City time, on Thursday, November 11, 2004 to validly tender their shares of common stock, unless the offer is further extended. The tender offer is being made solely by the Offer to Purchase and the related Letter of Transmittal. Shareholders should read the Offer to Purchase and related materials because they contain important information.

         Shareholders that have already tendered their shares do not need to take any action unless they wish to change their instructions.

         A total of approximately 92,657,716 shares of common stock have been deposited under the tender offer as of November 10, 2004, including shares tendered through notice of guaranteed delivery.

         Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc., our Information Agent, and Merrill Lynch & Co., our Lead Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of the Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of the Offer to Purchase.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This press release contains forward-looking statements based on current management expectations, including statements regarding the Company's expectations regarding the results of the tender offer. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the number of shares validly tendered and the price at



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which the Company finally determines to purchase shares in the tender offer,
(ii) the increased leverage resulting from the financing of the tender offer,
(iii) increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts, (iv) the ability to achieve operating and financial targets, achieve expected levels of patient volumes and control the costs of providing services, (v) the highly competitive nature of the health care business, (vi) the efforts of insurers, health care providers and others to contain health care costs, (vii) possible changes in the Medicare and Medicaid programs that may impact reimbursements to health care providers and insurers, (viii) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (ix) potential liabilities and other claims that may be asserted against the Company, (x) fluctuations in the market value of the Company's common stock, (xi) the impact of the Company's charity care and self-pay discounting policy changes, (xii) changes in accounting practices,
(xiii) changes in general economic conditions, (xiv) future divestitures which may result in charges, (xv) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xvi) the availability and terms of capital to fund the expansion of the Company's business, (xvii) changes in business strategy or development plans, (xviii) delays in receiving payments for services provided, (xix) the possible enactment of Federal or state health care reform, (xx) the outcome of pending and any future tax audits, appeals and litigation associated with the Company's tax positions, (xxi) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government, (xxii) changes in Federal, state or local regulations affecting the health care industry, (xxiii) the ability to successfully integrate the operations of Health Midwest, (xxiv) the ability to develop and implement the payroll and human resources information systems within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, (xxv) the continuing impact of the recent hurricanes on the Company's Florida facilities and the ability to obtain recoveries under the Company's insurance policies, and (xxvi) other risk factors detailed in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Notwithstanding any statement in this press release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

         All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.